Exhibit 99.1

     Alliance Laundry Holdings LLC Reports 1st Qtr 2005 Earnings

    RIPON, Wis.--(BUSINESS WIRE)--May 16, 2005--Alliance Laundry Holdings LLC announced today results for the quarter ended March 31, 2005.
    Net revenues for the combined three months ended March 31, 2005 increased $3.6 million, or 5.5%, to $69.9 million from $66.3 million for the three months ended March 31, 2004. Our net loss for the combined three months ended March 31, 2005 was $31.3 million as compared to net income of $4.2 million for the three months ended March 31, 2004. Adjusted EBITDA(1) for the combined three months ended March 31, 2005 was $12.7 million compared with Adjusted EBITDA of $15.1 million for the three months ended March 31, 2004.
    The overall net revenue increase of $3.6 million was attributable to higher commercial and consumer laundry revenue of $2.9 million and service parts revenue of $0.7 million. Our net loss for the combined three months ended March 31, 2005 included certain costs and expenses related to the acquisition of Alliance Laundry Holdings LLC ("Alliance") by ALH Holding Inc., on January 27, 2005. Included in our net loss for the combined three months ended March 31, 2005 was the amortization of $5.6 million related to an inventory step-up to fair market value recorded on the acquisition date, $1.1 million of non-cash incentive compensation resulting from the acceleration of vesting for incentive units on the date of the acquisition, $18.8 million of seller related transaction costs associated with the sale of business and $9.9 million from the loss on early extinguishment of debt, with no similar costs in 2004.
    In announcing the Company's results today, CEO and President Thomas F. L'Esperance said, "We are extremely pleased with our top line revenue growth of 5.5% for the three months ended March 31, 2005. Leading the way for the three months was higher international equipment revenue of $1.3 million, higher North American commercial equipment revenue of $1.1 million and higher consumer laundry revenue of $1.2 million."
    "We are pleased to have the purchase of Alliance behind us and look forward to focusing our efforts on growing the business and delevering the Company," said L'Esperance.

    Alliance Laundry Holdings LLC is the parent company of Alliance Laundry Systems LLC (www.comlaundry.com), a leading North American manufacturer of commercial laundry products and provider of services for laundromats, multi-housing laundries, on-premise laundries and drycleaners. Alliance offers a full line of washers and dryers for light commercial use as well as large frontloading washers, heavy duty tumbler dryers, and presses and finishing equipment for heavy commercial use. The Company's products are sold under the well known brand names Speed Queen(R), UniMac(R), Huebsch(R) and Ajax(R).

    (1) Non-GAAP Financial Measures

    In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles (GAAP), we also disclose EBITDA and Adjusted EBITDA, which are non-GAAP measures. We have presented EBITDA and Adjusted EBITDA because certain covenants in the indenture governing our 2005 Senior Subordinated Notes are tied to ratios based on these measures. "EBITDA" represents net income before interest expense, income tax (provision) benefit and depreciation and amortization, and "Adjusted EBITDA" is EBITDA as further adjusted to exclude, among other things, certain non-recurring expenses and other non-recurring non-cash charges. EBITDA and Adjusted EBITDA do not represent, and should not be considered, an alternative to net income or cash flow from operations, as determined by GAAP, and our calculations thereof may not be comparable to similarly entitled measures reported by other companies. Based on our industry and debt financing experience, we believe that EBITDA and Adjusted EBITDA are customarily used to provide useful information regarding a company's ability to service and/or incur indebtedness. In addition, EBITDA and Adjusted EBITDA are defined in the indenture governing our 2005 Senior Subordinated Notes in a manner which is identical to the definition of EBITDA and Adjusted EBITDA in our New Senior Credit Facility under which we are required to satisfy specified financial ratios and tests, including a maximum of total debt to Adjusted EBITDA and a minimum interest coverage ratio. A reconciliation from Net (Loss) Income to EBITDA and from EBITDA to Adjusted EBITDA is provided under the heading Management's Discussion and Analysis of Financial Condition and Results of Operations for the Three Months Ended March 31, 2005 of this press release.

    Safe Harbor for Forward-Looking Statements

    With the exception of the reported actual results, this press release contains predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of our business to differ materially from those expressed or implied by such forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are based on reasonable assumptions, we can give no assurance that such plans, intentions, expectations, objectives or goals will be achieved. Important factors that could cause actual results to differ materially from those included in forward-looking statements include: impact of competition; continued sales to key customers; possible fluctuations in the cost of raw materials and components; possible fluctuations in currency exchange rates, which affect the competitiveness of our products abroad; possible fluctuation in interest rates, which affects our earnings and cash flows; the impact of substantial leverage and debt service on us; possible loss of suppliers; risks related to our asset backed facilities; dependence on key personnel; labor relations; potential liability for environmental, health and safety matters; potential future legal proceedings and litigation; and other risks listed from time to time in the Company's reports, including, but not limited to the Company's most recent Annual Report on Form 10-K for the year ended December 31, 2004.

    Financial information for Alliance Laundry Holdings LLC appears on the next two pages, followed by management's discussion and analysis of financial condition and results of operations for the three months ended March 31, 2005.


                     ALLIANCE LAUNDRY HOLDINGS LLC
                      CONSOLIDATED BALANCE SHEETS
                              (unaudited)
                            (in thousands)

                                               March 31,  December 31,
                                              ----------- ------------
                                                  2005         2004
                                              ----------- ------------
                    Assets                     Successor  Predecessor
 Current assets:
    Cash                                        $  7,091    $  11,471
    Accounts receivable, net                       8,197        5,611
    Inventories, net                              30,844       26,761
    Beneficial interests in securitized
     accounts receivable                          17,797       19,479
    Prepaid expenses and other                     2,821        1,088
                                              ----------- ------------
        Total current assets                      66,750       64,410

 Notes receivable, net                             6,161        6,742
 Property, plant and equipment, net               74,162       30,481
 Goodwill, net                                   139,903       55,414
 Beneficial interests in securitized
  financial assets                                18,502       19,379
 Deferred income tax assets                        9,320            -
 Debt issuance costs, net                         12,839        5,751
 Other intangibles, net                          150,260        1,839
                                              ----------- ------------
        Total assets                            $477,897     $184,016
                                              =========== ============

   Liabilities and Member's Equity (Deficit)
 Current liabilities:
    Current portion of long-term debt           $      -     $ 12,036
    Revolving credit facility                          -            -
    Accounts payable                               8,293       11,618
    Other current liabilities                     22,143       24,718
                                              ----------- ------------
        Total current liabilities                 30,436       48,372

 Long-term debt:
    Senior credit facility                       198,000      118,218
    Senior subordinated notes                    149,266      110,000
    Junior subordinated note                           -       28,776
    Other long-term debt                               -          529
 Other long-term liabilities                       6,759        7,218
 Mandatorily redeemable preferred interests            -        6,000
                                              ----------- ------------
        Total liabilities                        384,461      319,113

 Commitments and contingencies
 Member's equity (deficit)                        93,436     (135,097)
                                              ----------- ------------
    Total liabilities and member's equity
     (deficit)                                  $477,897     $184,016
                                              =========== ============


                     ALLIANCE LAUNDRY HOLDINGS LLC
                   CONSOLIDATED STATEMENTS OF INCOME
                              (unaudited)
                            (in thousands)

                               January 28,   January 1,  Three Months
                              2005 through  2005 through    Ended
                                March 31,   January 27,    March 31,
                                  2005         2005          2004
                              ------------- ------------ -------------
                                Successor   Predecessor   Predecessor
Net revenues:
  Commercial and consumer
   laundry                        $ 41,751     $ 17,470      $ 56,308
  Service parts                      7,492        3,213         9,972
                              ------------- ------------ -------------
                                    49,243       20,683        66,280

Cost of sales                       43,337       15,585        45,521
                              ------------- ------------ -------------
Gross profit                         5,906        5,098        20,759
                              ------------- ------------ -------------

Selling, general and
 administrative expense              6,742        3,829         8,653
Transaction costs associated
 with sale of business                   -       18,790             -
                              ------------- ------------ -------------
Total operating expenses             6,742       22,619         8,653
                              ------------- ------------ -------------
     Operating (loss) income          (836)     (17,521)       12,106

Interest expense                     3,764          995         7,110
Loss from early
 extinguishment of debt                  -        9,867             -
Costs related to abandoned
 public offerings                        -            -           728
                              ------------- ------------ -------------
     (Loss) income before
      taxes                         (4,600)     (28,383)        4,268
Provision for income taxes          (1,669)           9            49
                              ------------- ------------ -------------
     Net (loss) income            $ (2,931)    $(28,392)     $  4,219
                              ============= ============ =============


    Management's Discussion and Analysis of Financial Condition and Results of Operations for the Three Months Ended March 31, 2005

    OVERVIEW

    As a result of the January 27, 2005 acquisition of 100% of the outstanding equity interests in Alliance Laundry Holdings LLC by ALH Holding Inc. ("ALH"), activity that occurred prior to January 27, 2005 has been reflected as the Predecessor and activity that occurred after January 27, 2005 has been reflected as the Successor. We have inserted a dark vertical line to segregate the activities of the Predecessor and Successor. The distinction between Predecessor and Successor relates to the application of purchase accounting in accordance with Statement of Financial Standard (SFAS) No. 141, "Business Combinations". The basis of the assets and liabilities have been reflected at fair market values in the Successor financial statements.
    Throughout this earnings release, we refer to Alliance Laundry Holdings LLC, a Delaware limited liability company, as "Alliance Holdings," and, together with its consolidated operations, as "Alliance," "we," "our," "Predecessor," "Successor" and "us," unless otherwise indicated. Any reference to "Alliance Laundry" refers to our wholly-owned subsidiary, Alliance Laundry Systems LLC, a Delaware limited liability company, and its consolidated operations, unless otherwise indicated.
    The unaudited financial statements as of and for the quarter ended March 31, 2005 present the consolidated financial position and results of operations of Alliance Laundry Holdings LLC, including our wholly-owned direct and indirect subsidiaries, Alliance Laundry Systems LLC and Alliance Laundry Corporation.
    This report should be read in conjunction with the audited financial statements presented in our Annual Report on Form 10-K (file no. 333-56857) filed with the Securities and Exchange Commission, which includes our audited financial statements as of and for the year ended December 31, 2004.

    SALE OF ALLIANCE LAUNDRY HOLDINGS LLC

    On January 27, 2005, ALH Holding Inc. ("ALH"), an entity formed by Teachers' Private Capital, the private equity arm of Ontario Teachers' Pension Plan Board ("OTPP"), acquired 100% of the outstanding equity interests in Alliance Laundry Holdings LLC pursuant to a unit purchase agreement for aggregate consideration of $466.3 million. In connection with such acquisition, the executive officers of Alliance Laundry acquired $7.4 million of newly issued shares of common stock of ALH, and our other management employees acquired $2.2 million of newly issued shares of ALH common stock in exchange for equity interests in Alliance Laundry Holdings LLC and cash pursuant to ALH's stock purchase and rollover investment plan. A portion of the aggregate acquisition consideration was used to repay our existing indebtedness, redeem our outstanding preferred equity interests and pay certain fees and expenses payable in connection with the consummation of the acquisition and the financing transactions described below, and the balance was paid to the then current equity holders of Alliance Holdings.
    We refer to the acquisition of Alliance Laundry Holdings LLC and the related management investments in ALH as the "Acquisition." The Acquisition was financed with $350.0 million of debt financing described below, the management equity, approximately $107.4 million of new equity capital from OTPP and available cash. As a result of the Acquisition, all of the outstanding equity interests of Alliance Laundry are owned by Alliance Laundry Holdings LLC, all of the equity interests of Alliance Laundry Holdings LLC are owned by ALH and approximately 91.8% of the capital stock of ALH is owned by OTPP. The remaining capital stock of ALH is owned by our management.
    In connection with the closing of the Acquisition, we consummated the following financing transactions, (the "Financing Transactions", which we refer to, together with the Acquisition, as the "Transactions"):

    -- the closing of the issuance of $150.0 million 8 1/2% senior subordinated notes due January 15, 2013, the "2005 Senior
        Subordinated Notes." The proceeds from the 2005 Senior
        Subordinated Notes offering were $149.3 million;

    -- the closing of Alliance Laundry's new $250.0 million senior secured credit facility, which we refer to as the "New Senior Credit Facility," consisting of a six-year $50.0 million revolving credit facility and a seven-year $200.0 million term loan facility. On the closing date (January 27, 2005), the term loan facility was drawn in full, but the revolving credit facility remained undrawn; and

    -- the settlement of the tender offer and consent solicitation, or the tender offer, initiated by us on January 4, 2005 for the $110.0 million aggregate principal amount of our then outstanding 9 5/8% Senior Subordinated Notes due 2008 (the "1998 Senior Subordinated Notes"). The tender offer expired at 5:00 PM New York City time on February 2, 2005, and approximately 5.10% of the total principal amount of the 1998 Senior Subordinated Notes remained outstanding after the consummation of the tender offer. We redeemed the remaining 1998 Senior Subordinated Notes in accordance with the indenture governing such notes on March 7, 2005.

    In connection with the consummation of the Transactions, Alliance Laundry and Alliance Laundry Corporation became the obligors under the 2005 Senior Subordinated Notes. Alliance Laundry is the borrower and obligor under the New Senior Credit Facility and Alliance Laundry Corporation became a guarantor under the New Senior Credit Facility, and Alliance Laundry Holdings LLC became a guarantor of the New Senior Credit Facility and the 2005 Senior Subordinated Notes.
    Alliance Laundry Corporation is a wholly-owned subsidiary of Alliance Laundry and was originally incorporated for the sole purpose of serving as a co-issuer of the 1998 Senior Subordinated Notes. Alliance Laundry Holdings LLC is the parent of Alliance Laundry and has provided a full and unconditional guarantee of the 2005 Senior Subordinated Notes. Alliance Laundry Holdings LLC and Alliance Laundry Corporation do not have any operations or assets independent of Alliance Laundry.

    RESULTS OF OPERATIONS

    As a result of the Acquisition, the Consolidated Financial Statements present our results of operations, financial position and cash flows prior to the date of the Acquisition transaction under "Predecessor." The financial effects of the Acquisition transaction and our results of operations, financial position and cash flows following the closing of the Acquisition are presented under "Successor." In accordance with generally accepted accounting principles in the United States, or GAAP, our Predecessor results have not been aggregated with our Successor results and, accordingly, our Consolidated Financial Statements do not show results of operations or cash flows for the three months ended March 31, 2005. However, in order to facilitate an understanding of our results of operations for the three months ended March 31, 2005 in comparison with the three months ended March 31, 2004, we have presented and discussed below our Predecessor results and our Successor results on a combined basis. The combined results of operations are non-GAAP financial measures and should not be considered in isolation or as a substitute for the Predecessor and Successor results.
    Below is a reconciliation of the combined results of operations for the periods presented (in thousands):
-0-


                         January 28, January 1,   Three      Three
                            2005        2005      Months     Months
                          through     through     Ended      Ended
                          March 31,  January 27, March 31,  March 31,
                            2005        2005       2005       2004
                         ----------- ----------- --------- -----------
                          Successor  Predecessor Combined  Predecessor
Net revenues:
  Commercial and
   consumer laundry        $ 41,751    $ 17,470  $ 59,221    $ 56,308
  Service parts               7,492       3,213    10,705       9,972
                         ----------- ----------- --------- -----------
                             49,243      20,683    69,926      66,280

Cost of sales                43,337      15,585    58,922      45,521
                         ----------- ----------- --------- -----------
Gross profit                  5,906       5,098    11,004      20,759

Selling, general and
 administrative expense       6,742       3,829    10,571       8,653
Transaction costs
 associated with sale of
 business                         -      18,790    18,790           -
                         ----------- ----------- --------- -----------
Total operating expense       6,742      22,619    29,361       8,653
                         ----------- ----------- --------- -----------
    Operating (loss)
     income                    (836)    (17,521)  (18,357)     12,106

Interest expense              3,764         995     4,759       7,110
Loss from early
 extinguishment of debt           -       9,867     9,867           -
Costs related to
 abandoned public
 offerings                        -           -         -         728
    (Loss) income before
     taxes                   (4,600)    (28,383)  (32,983)      4,268
Provision for income
 taxes                       (1,669)          9    (1,660)         49
                         ----------- ----------- --------- -----------
    Net (loss) income      $ (2,931)   $(28,392) $(31,323)   $  4,219
                         =========== =========== ========= ===========

    Below is a reconciliation of certain items of the combined statements of cash flows for the periods presented (in thousands):


                         January 28, January 1,   Three      Three
                           2005        2005       Months     Months
                          through     through     Ended      Ended
                          March 31,  January 27, March 31,  March 31,
                            2005        2005       2005       2004
                         ----------- ----------- --------- -----------
                          Successor  Predecessor Combined  Predecessor
Net cash provided by
 (used in) operations      $  4,291    $(20,675) $(16,384)   $  8,623
Net cash (used for)
 provided by working
  capital                   (23,078)     14,056    (9,022)     (1,571)
                         ----------- ----------- --------- -----------
Net cash (used in)
 provided by operating
 activities                $(18,787)   $ (6,619) $(25,406)   $  7,052
                         ----------- ----------- --------- -----------

Cash flows from
 investing activities:
  Additions to property,
   plant and equipment         (514)       (188)     (702)       (698)
                         ----------- ----------- --------- -----------
   Net cash used in
    investing activities  $    (514)  $    (188) $   (702)   $   (698)
                         ----------- ----------- --------- -----------

Cash flows from
 financing activities:
  Principal payments on
   long-term debt            (2,000)          1    (1,999)     (5,061)
  Proceeds from senior
   term loan                200,000           -   200,000           -
  Proceeds from senior
   subordinated notes       149,250           -   149,250           -
  Repayment of long-term
   debt                    (275,920)          -  (275,920)          -
  Contribution from
   member                   117,000           -   117,000           -
  Distribution to old
   unitholders             (151,996)          -  (151,996)          -
  Debt financing costs      (13,172)          -   (13,172)          -
  Cash paid for
   capitalized offering
   related costs             (1,364)          -    (1,364)          -
  Net proceeds -
   management note                -         (71)      (71)          -
                         ----------- ----------- --------- -----------
   Net cash provided by
    (used in) financing
    activities              $21,798   $     (70)  $21,728    $(5,061)
                         ----------- ----------- --------- -----------


    Net revenues. Net revenues for the three months ended March 31, 2005 increased $3.6 million, or 5.5%, to $69.9 million from $66.3 million for the three months ended March 31, 2004. This increase was attributable to higher commercial and consumer laundry revenue of $2.9 million and service parts revenue of $0.7 million. The increase in commercial and consumer laundry revenue was due to higher international revenue of $1.3 million, higher North American commercial equipment revenue of $1.1 million and higher consumer laundry revenue of $1.2 million, which were partly offset by lower earnings from our off-balance sheet equipment financing program of $0.7 million. Revenue for North America was higher for coin-operated laundry customers and on-premise laundries. Revenue for international customers was higher in Europe and Latin America. Alliance re-entered the consumer laundry marketplace in the third three months of 2004, and as such, there was no comparable revenue recognized in the first three months of 2004. Our off-balance sheet equipment financing program earnings were lower due to lower net present values on notes sold resulting from a narrower spread between interest earned and the cost of capital and due to adjusting beneficial interests to their respective fair market values.
    Gross profit. Gross profit for the three months ended March 31, 2005 decreased $9.8 million, or 47.0%, to $11.0 million from $20.8 million for the three months ended March 31, 2004. This decrease was primarily attributable to nickel and chrome surcharges of $1.3 million related to stainless steel purchases, higher depreciation expense of $1.4 million driven by the Acquisition asset write-up to fair market values, the amortization of $5.6 million related to an inventory step-up to fair market value recorded on the Acquisition date, lower earnings from our off-balance sheet equipment financing program of $0.7 million and higher medical and workers compensation costs of $0.5 million. Significant steel cost increases as compared to the prior year were mostly offset by price increases which were effective within the three months ended March 31, 2005. As a result of these factors, gross profit as a percentage of net revenues decreased to 15.7% for the three months ended March 31, 2005 from 31.3% for the three months ended March 31, 2004.
    Selling, general and administrative expense. Selling, general and administrative expense for the three months ended March 31, 2005 increased $2.0 million, or 22.6%, to $10.6 million from $8.6 million for the three months ended March 31, 2004. The increase in selling, general and administrative expense was primarily due to $1.1 million on non-cash incentive compensation resulting from the acceleration of vesting for incentive units on the date of the Acquisition and $0.7 million of increased amortization expenses driven primarily by Acquisition date write-ups to fair market value for customer agreements, engineering drawings, and our distribution network. Sales expenses also increased by $0.2 million as compared to the prior period due to incremental costs associated with consumer laundry. As a result of these factors, selling, general and administrative expense as a percentage of net revenues increased to 15.1% for the three months ended March 31, 2005 as compared to 13.0% for the three months ended March 31, 2004.
    Transaction costs associated with sale of business. Transaction costs associated with sale of business for the three months ended March 31, 2005 were $18.8 million, with no similar costs in 2004. These costs are comprised of seller transaction fees including transaction underwriting fees of $4.5 million, legal and professional fees of $1.3 million, a management sale bonus of $6.2 million and advisory fees to Bain Capital Partners LLC and Bruckman, Rosser, Sherrill & Co. of $6.8 million. Offering related expense as a percentage of net revenues was 1.1% for the three months ended March 31, 2005.
    Operating (loss) income. As a result of the foregoing, operating
(loss) income for the three months ended March 31, 2005 decreased $30.5 million, to a loss of $18.4 million as compared to operating income of $12.1 million for the three months ended March 31, 2004. Operating income as a percentage of net revenues decreased to negative 26.3% for the three months ended March 31, 2005 as compared to a positive 18.3% for the three months ended March 31, 2004.
    Interest expense. Interest expense for the three months ended March 31, 2005 decreased $2.3 million, or 33.1%, to $4.8 million from $7.1 million for the three months ended March 31, 2004. Interest expense in 2005 includes a favorable non-cash adjustment of $1.1 million to reflect changes in the fair value of an interest rate swap agreement entered into after the Acquisition. Interest expense in 2004 includes an unfavorable non-cash adjustment of $0.4 million to reflect changes in the fair value of a previous interest rate swap agreement. Interest expense in 2005 also includes the recognition of $0.7 million of interest income related to investor promissory notes for the period from May 5, 1998 through January 27, 2005 in accordance with applicable accounting requirements.
    Loss on early extinguishment of debt. Loss on early extinguishment of debt for the three months ended March 31, 2005 was $9.9 million, with no similar costs in 2004. These costs include the write-off of $5.8 million of unamortized deferred financing costs associated with pre-Acquisition debt, which was paid off as of the Acquisition date and $4.1 million of call and call premium costs associated with redeeming the 1998 Senior Subordinated Notes. Offering related expense as a percentage of net revenues was 14.1% for the three months ended March 31, 2005.
    Net (loss) income. As a result of the foregoing, our net (loss) for the three months ended March 31, 2005 was $31.3 million as compared to net income of $4.2 million for the three months ended March 31, 2004. Net (loss) as a percentage of net revenues for the three months ended March 31, 2005 was a negative 44.8% as compared to a positive 6.4% for the three months ended March 31, 2004.

    LIQUIDITY AND CAPITAL RESOURCES

    In connection with the consummation of the January 27, 2005 Transactions, we refinanced substantially all of our indebtedness with the proceeds of the offering of the 2005 Senior Subordinated Notes and borrowings under the New Senior Credit Facility.
    2002 Senior Credit Facility. All borrowings under our amended and restated credit agreement dated as of August 2, 2002 ("2002 Senior Credit Facility"), which was comprised of a $193.0 million term loan facility and a $45.0 million revolving credit facility were repaid in connection with the consummation of the Transactions and all outstanding letters of credit under our amended and restated August 2002 credit agreement were refinanced.
    New Senior Credit Facility. The New Senior Credit Facility is comprised of a senior secured revolving credit facility in a total principal amount of up to $50.0 million (less amounts received for letters of credit), which we refer to as the "New Revolving Credit Facility," and a senior secured term loan facility in an aggregate principal amount of $200.0 million, which we refer to as the "New Term Loan Facility." The New Revolving Credit Facility has a six-year maturity and the New Term Loan Facility has a seven-year maturity. We expect to use borrowings under the New Revolving Credit Facility for general corporate purposes, including working capital, capital expenditures and letters of credit. We used borrowings under the New Term Loan Facility together with proceeds from the offering of the 2005 Senior Subordinated Notes to pay the adjusted equity purchase price under the Acquisition, to repay outstanding debt, including the 2002 senior credit facility, 1998 Senior Subordinated Notes, junior subordinated promissory notes, unreturned capital on certain preferred units, and to pay fees and expenses related to the Financing Transactions.
    The New Senior Credit Facility requires that we meet certain financial tests including, without limitation, a maximum total leverage ratio and a minimum interest coverage ratio. The New Senior Credit Facility allows a maximum ratio of consolidated debt to Adjusted EBITDA (as defined by the New Senior Credit Facility) beginning with the fiscal quarter ended June 30, 2005 (the first financial condition covenant test period), of 6.50. The New Senior Credit Facility contains customary covenants and restrictions including, among others, limitations or prohibitions on capital expenditures and acquisitions, declaring and paying dividends and other distributions, redeeming and repurchasing our other indebtedness, loans and investments, additional indebtedness, liens, guarantees, recapitalizations, mergers, asset sales and transactions with affiliates.
    Additional borrowings and the issuance of additional letters of credit under the New Senior Credit Facility are subject to certain continuing representations and warranties, including the absence of any development or event which has had or could reasonably be expected to have a material adverse effect on our business or financial condition.
    Securitization Programs. On November 26, 2002, a trust, Alliance Laundry Equipment Receivables Trust 2002-A ("ALERT 2002A"), formed by a special-purpose bankruptcy remote subsidiary of ours, entered into a $300.0 million revolving facility (the "Asset Backed Facility"), backed by equipment loans and trade receivables originated by us. During the first three years of the Asset Backed Facility, we are permitted, from time to time, to sell our trade receivables and certain equipment loans to the special purpose subsidiary, which in turn will transfer them to the trust. The trust finances the acquisition of the trade receivables and equipment loans through borrowings under the Asset Backed Facility. Funding availability for trade receivables is limited to a maximum of $60.0 million, while funding for equipment loans is limited at $300.0 million less the amount of funding outstanding for trade receivables. Funding for the trade receivables and equipment loans is subject to certain eligibility criteria standard for transactions of this type. After December 2, 2005 (or earlier in the event of a rapid amortization event or an event of default), the trust will not be permitted to request new borrowings under the facility and the outstanding borrowings will amortize over a period of up to nine years thereafter. Based on current market conditions, we believe that we will be able to refinance the facility. However, should market conditions change or our financial position deteriorate, we may not be able to refinance the facility on advantageous terms or at all.
    Additional advances under the Asset Backed Facility are subject to certain continuing conditions, including but not limited to (i) the weighted average life, weighted average interest rate, and the amount of fixed rate equipment loans held by the trust, (ii) the absence of a rapid amortization event or event of default, as defined, (iii) our compliance, as servicer, with certain financial covenants, and (iv) no event having occurred which materially and adversely affects our operations.
    The risk of loss to the note purchasers under the new Asset Backed Facility resulting from default or dilution on the trade receivables and equipment loans is protected by credit enhancement, provided in the form of cash reserves, letters of credit and overcollateralization. Further, the timely payment of interest and the ultimate payment of principal on the facility is guaranteed by Ambac Assurance Corporation. All of the residual beneficial interests in the trust and cash flows remaining from the pool of receivables and loans after payment of all obligations under the Asset Backed Facility would accrue to our benefit. Except for the retained interests and amounts of the letters of credit outstanding from time to time as credit enhancement, we provide no support or recourse for the risk of loss relating to default on the assets transferred to the trust. In addition, we are paid a monthly servicing fee equal to one-twelfth of 1.0% of the aggregate balance of such trade receivables and equipment loans.
    1998 Senior Subordinated Notes. On January 4, 2005, we commenced a cash tender offer and consent solicitation with respect to all $110.0 million of our outstanding 1998 Senior Subordinated Notes. The tender offer for the 1998 Senior Subordinated Notes expired at 5:00 p.m. New York City time on February 2, 2005, and approximately 5.10% of the principal amount of the 1998 Senior Subordinated Notes remained outstanding after the consummation of the tender offer. We redeemed the remaining 1998 Senior Subordinated Notes in accordance with the indenture governing such notes on March 7, 2005.
    2005 Senior Subordinated Notes. As part of the Financing Transactions, we offered and sold $150.0 million of 2005 Senior Subordinated Notes and received proceeds of approximately $149.3 million. The 2005 Notes Indenture governing the 2005 Senior Subordinated Notes, among other things, restricts our ability and the ability of our restricted subsidiaries to make investments, incur or guarantee additional indebtedness, pay dividends, create liens, sell assets, merge or consolidate with other entities, enter into transactions with affiliates and engage in certain business activities.

    EBITDA and Adjusted EBITDA.

    We have presented EBITDA below and Adjusted EBITDA below because certain covenants in the indenture governing our 2005 Senior Subordinated Notes are tied to ratios based on these measures. "EBITDA" represents net income before interest expense, income tax (provision) benefit and depreciation and amortization, and "Adjusted EBITDA" is EBITDA as further adjusted to exclude, among other things, certain non-recurring expenses and other non-recurring non-cash charges. EBITDA and Adjusted EBITDA do not represent, and should not be considered, an alternative to net income or cash flow from operations, as determined by GAAP, and our calculations thereof may not be comparable to similarly entitled measures reported by other companies. Based on our industry and debt financing experience, we believe that EBITDA and Adjusted EBITDA are customarily used to provide useful information regarding a company's ability to service and/or incur indebtedness. In addition, EBITDA and Adjusted EBITDA are defined in the indenture governing our 2005 Senior Subordinated Notes in a manner which is identical to the definition of EBITDA and Adjusted EBITDA in our New Senior Credit Facility under which we are required to satisfy specified financial ratios and tests, including a maximum of total debt to Adjusted EBITDA and a minimum interest coverage ratio. The indenture governing our 2005 Senior Subordinated Notes also requires us to meet a fixed charge coverage ratio in order to incur additional indebtedness, subject to certain exceptions.
    The following is a reconciliation from Net (Loss) Income to EBITDA and from EBITDA to Adjusted EBITDA for the combined periods presented:
-0-



                         January 28, January 1,   Three      Three
                            2005        2005      Months     Months
                          through     through     Ended      Ended
                          March 31,  January 27, March 31,  March 31,
                            2005        2005       2005       2004
                         ----------- ----------- --------- -----------
                          Successor  Predecessor Combined  Predecessor

 Net (loss) income         $ (2,931)   $(28,392) $(31,323)   $  4,219
 Provision for income
  taxes                      (1,669)          9    (1,660)         49
                         ----------- ----------- --------- -----------
 Net (loss) income
  before income taxes        (4,600)    (28,383)  (32,983)      4,268

 Adjustments:
   Interest expense           3,764         995     4,759       7,110
   Depreciation and
    amortization (a)          4,141         526     4,667       2,587
   Non-cash interest
    expense included in
    amortization above         (348)          -      (348)       (483)
                         ----------- ----------- --------- -----------
 EBITDA                    $  2,957    $(26,862) $(23,905)   $ 13,482
                         =========== =========== ========= ===========

 Adjustments:
   Finance program
    adjustments (b)             916          31       947         644
   Other non-recurring
    charges (c)                 193      28,657    28,850         728
   Other non-cash
    charges (d)               5,606       1,089     6,695           -
   Management fees paid
    to affiliates of
    Bain                          -          83        83         254
                         ----------- ----------- --------- -----------
 Adjusted EBITDA           $  9,672    $  2,998  $ 12,670    $ 15,108
                         =========== =========== ========= ===========



    (a) Depreciation and amortization amounts include amortization of deferred financing costs included in interest expense.

    (b) We currently operate an off-balance sheet commercial equipment finance program in which newly originated equipment loans are sold to qualified special-purpose bankruptcy remote entities. In accordance with GAAP, we are required to record gains/losses on the sale of these equipment based promissory notes. In calculating Adjusted EBITDA, management determines the cash impact of net interest income on these notes. The finance program adjustments are the difference between GAAP basis revenues (as prescribed by SFAS No. 125/140) and cash basis revenues.

    (c) Other non-recurring charges include executive retention costs included in administrative expenses and infrequently occurring items as follows:

    -- Other non-recurring charges in 2004 relate to expenses associated with a proposed initial public offering of Income Deposit Securities ("IDS"). In connection with the proposed IDS offering, as of December 31, 2004 we had incurred and recorded $1.3 million of offering related expenses in the consolidated statement of income. In addition we had capitalized $3.5 million of debt and offering related costs in other assets within the consolidated balance sheet. On December 7, 2004, we chose to abandon the proposed IDS offering, and consequently wrote off the $3.5 million of capitalized costs in 2004. As of March 31, 2004 we had incurred $0.7 million of expenses associated with this proposed transaction.

    -- Other non-recurring charges for the period from January 1, 2005 through January 27, 2005 relate to seller transaction costs of $18.8 million incurred as part of the business sale and a loss on the early extinguishment of debt of $9.9 million. The seller transaction costs are primarily comprised of transaction underwriting fees of $4.5 million, legal and professional fees of $1.3 million, Bain and BRS advisory fees of $6.8 million and a management sale bonus of $6.2 million. The loss on early extinguishment of debt includes the write-off of $5.8 million of unamortized deferred financing costs associated with pre- Acquisition debt, which was paid off as of the Acquisition date and $4.1 million of call and call premium costs associated with redeeming the 1998 Senior Subordinated Notes.

    -- Other non-recurring charges for the period from January 28, 2005 through March 31, 2005 relate to a periodic accrual under a one time retention bonus agreement, entered into with certain management employees concurrent with the Acquisition. Under the retention bonus agreements, the executives are entitled to receive special retention bonus awards upon the second anniversary of the closing date of the Acquisition, subject generally to their continued employment with Alliance Laundry through such date. The aggregate amount of retention bonuses payable under these agreements is approximately $2.3 million.

    (d) Other non-cash charges are described as follows:

    -- Non-cash charges for the period from January 1, 2005 through January 27, 2005 relate to non-cash incentive compensation expense resulting from the acceleration of vesting for the incentive units at the date of the Acquisition.

    -- Non-cash charges for the period from January 28, 2005 through March 31, 2005 relate to the amortization of $5.6 million associated with the inventory step-up to fair market value recorded at the Acquisition date.

    Liquidity

    After the Acquisition, our principal sources of liquidity are cash flows generated from operations and borrowings under our $50.0 million New Revolving Credit Facility. Our principal uses of liquidity are to meet debt service requirements, finance our capital expenditures and provide working capital. We expect that capital expenditures in 2005 will not exceed $6.0 million. We expect the ongoing requirements for debt service, capital expenditures and working capital will be funded by internally generated cash flow and borrowings under the New Revolving Credit Facility. The aggregate scheduled maturities of long-term debt in subsequent years after giving effect to a $2.0 million voluntary prepayment made prior to March 31, 2005 are as follows:
-0-


                           Amount Due
                          -----------
Year                     (Dollars in
----                        millions)

2005                      $      -
2006                           1.5
2007                           2.0
2008                           2.0
2009                           2.0
Thereafter                   340.5


    The New Senior Credit Facility and the indenture governing the 2005 Senior Subordinated Notes contain a number of covenants that, among other things, restrict our ability to dispose of assets, repay other indebtedness, incur liens, make capital expenditures and make certain investments or acquisitions, engage in mergers or consolidation and otherwise restrict our operating activities. In addition, under the New Senior Credit Facility, the Company is required to satisfy specified financial ratios and tests, including a maximum of total debt to Adjusted EBITDA (as defined in the credit agreement governing the New Senior Credit Facility) and a minimum interest coverage ratio.
    The New Senior Credit Facility requires us to comply with certain financial ratios and tests in order to comply with the terms of the agreement. Our first measurement date for financial covenants under the New Senior Credit Facility is June 30, 2005. The occurrence of any default of these covenants could result in acceleration of our obligations under the New Senior Credit Facility (approximately $198.0 million) and foreclosure on the collateral securing such obligations. Further, such an acceleration would constitute an event of default under the indenture governing the 2005 Senior Subordinated Notes, under our Asset Backed Facility and under our ALERT 2000 securitization arrangement.
    The maximum ratio of consolidated debt to Adjusted EBITDA under the New Senior Credit Facility is scheduled to be 6.50 at June 30, 2005. We believe that future cash flows from operations, together with available borrowings under the New Revolving Credit Facility, will be adequate to meet our anticipated requirements for capital expenditures, working capital, interest payments, scheduled principal payments and other debt repayments that may be required as a result of the scheduled ratio of consolidated debt to Adjusted EBITDA discussed above. These covenants are not applicable for the Company prior to June 30, 2005.
    At March 31, 2005, there were no borrowings under our Revolving Credit Facility. Letters of credit issued on our behalf under the Revolving Credit Facility totaled $27.8 million at March 31, 2005. At March 31, 2005, we had $22.2 million of our existing $50.0 million Revolving Credit Facility available. At June 30, 2005 and thereafter, the amount available under the Revolving Credit Facility will also be subject to certain limitations which relate primarily to a maximum ratio of consolidated debt to EBITDA (as defined by the New Senior Credit Facility).
    The New Term Loan Facility is repayable in the following aggregate annual amounts:
-0-

                           Amount Due
                          -----------
Year                     (Dollars in
----                        millions)

2005                      $      -
2006                           1.5
2007                           2.0
2008                           2.0
2009                           2.0
Thereafter                   190.5


    The New Term Loan Facility is also subject to mandatory prepayment with the proceeds of certain debt incurrences, asset sales and a portion of Excess Cash Flow (as defined in the New Senior Credit Facility). The New Revolving Credit Facility will terminate on January 27, 2011.
    We believe, based on currently available information, that for the foreseeable future, cash flows from operations, together with available borrowings under the New Senior Credit Facility, will be adequate to meet our anticipated requirements for capital expenditures, working capital, interest payments, scheduled principal payments and other debt repayments while achieving all required covenant requirements under the New Senior Credit Facility and 2005 Senior Subordinated Notes.
    Our ability to make scheduled payments of principal or to refinance our indebtedness, or to pay the interest or liquidated damages, if any thereon, or to fund planned capital expenditures, will depend upon our future performance, which, in turn, is subject to general economic, financial, competitive and other factors that are beyond our control. There can be no assurance that our business will continue to generate sufficient cash flow from operations in the future to service our debt and make necessary capital expenditures after satisfying certain liabilities arising in the ordinary course of business. If unable to do so, we may be required to refinance all or a portion of our debt, to sell assets or to obtain additional financing. There can be no assurance that any such refinancing would be available or that any such sales of assets or additional financing could be obtained.
    Our Asset Backed Facility provides for a total of $300.0 million in off-balance sheet financing for trade receivables and equipment loans. The finance programs have been and will continue to be structured in a manner that qualifies for off-balance sheet treatment in accordance with generally accepted accounting principles. It is expected that under the Asset Backed Facility, we will continue to act as originator and servicer of the equipment financing promissory notes and the trade receivables.

    Off-Balance Sheet Arrangements and Aggregate Contractual
Obligations

    There have been no material changes to our off-balance sheet arrangements and aggregate contractual obligations since the filing of our 2004 Annual Report on Form 10-K.

    Cash Flows

    Cash used in operating activities for the combined three months ended March 31, 2005 of $25.4 million was driven by cash used by operations of $16.4 million (net income adjusted for depreciation, amortization and non-cash interest) and higher working capital requirements of $9.0 million. The higher cash used by operations includes $18.8 million of transaction costs associated with the sale of the business and $4.1 million of call and call premium costs associated with redeeming the 1998 Senior Subordinated Notes. Working capital requirements increased for accounts receivable and inventory with decreases in accounts payable and other liabilities. The working capital investment in receivables at March 31, 2005 of $8.2 million increased $2.6 million as compared to the balance of $5.6 million at December 31, 2004 due solely to the timing of sales of accounts receivable to the qualified special-purpose bankruptcy remote entities. The working capital investment in inventories of $30.8 million increased $4.1 million as compared to the balance of $26.8 million at December 31, 2004 in preparation to meet second quarter sales needs. The working capital investment in other liabilities at March 31, 2005 of $22.1 million decreased $2.6 million as compared to the balance of $24.7 million at December 31, 2004 due to the payment of annual management bonuses, payment of customer volume rebates and a favorable interest payable adjustment to recognize the favorable impact of an interest rate swap agreement.
    Net cash used in operating activities for the combined three months ended March 31, 2005 of $25.4 million decreased by $32.5 million as compared to the three months ended March 31, 2004. This decrease was primarily due to lower cash provided by operations of $25.0 million and higher net cash used in changes in assets and liabilities of $7.5 million for the combined three months ended March 31, 2005 as compared to the three months ended March 31, 2004. The lower cash provided by operations of $25.0 million includes $18.8 million of transaction costs associated with the sale of the business and $4.1 million of call and call premium costs associated with redeeming the 1998 Senior Subordinated Notes. The higher net cash used in changes in assets and liabilities for the three months ended March 31, 2005 of $7.5 million was largely due to a $2.6 million increase in accounts receivable for the combined three months ended March 31, 2005 as compared to a decrease of $1.6 million for the same period in 2004 and a decrease in other liabilities of $3.8 million for the combined three months ended March 31, 2005 as compared to an increase of $2.3 million for the same period in 2004. Offsetting the above, we increased inventory stocking levels by $3.4 million for the combined three months ended March 31, 2005 as compared to an increase of $6.1 million for the same period in 2004.

    Capital Expenditures

    Our capital expenditures for the three months ended March 31, 2005 and March 31, 2004 were $0.7 million and $0.7 million, respectively. Capital spending in both 2005 and 2004 was principally oriented toward product enhancements and reducing manufacturing costs.

    CONTACT: Alliance Laundry Holdings LLC
             Bruce P. Rounds, 920-748-1634